Exhibit 99.1

FOR IMMEDIATE RELEASE

Dakota Plains ANNOUNCES funding for

pioneer terminal expansion

New Credit Facility Provides Project Financing

$31 Million Of Joint Venture Restricted Cash Will Be Used

To Fully Fund Pioneer Terminal Expansion

WAYZATA, Minnesota, (June 17, 2013) Dakota Plains Holdings, Inc. (“Dakota Plains” and “DAKP”), (OTC: DAKP) today announced the execution of a new credit facility. An affiliate of World Fuel Services, the parent company of Dakota Plains’ joint venture partner in New Town, North Dakota, is providing a term loan with up to $20 million in available funds that will finance a portion of Dakota Plains’ share of the Pioneer Terminal expansion project. As previously announced, the Pioneer Terminal expansion project provides a double loop track that will accommodate up to 120 tank car unit trains and will increase the throughput capacity from 30,000 barrels per day to up to 80,000 barrels per day. The joint venture partners also agreed to use $31 million of restricted cash in the joint ventures for the purposes of funding the project. As a result, Dakota Plains’ $25 million share of the Pioneer Terminal expansion project is now fully funded.

The term loan facility is reserved for the Pioneer Terminal expansion project and has a drawdown capacity of up to $20 million with a maturity date of December 31, 2026. Interest under the term loan is based on the level of borrowings and ranges from 6.0% to 12.0%. Based on Dakota Plains’ 50% share of the expected $50 million gross project cost, Dakota Plains anticipates that its total drawdown will not exceed $10 million. Pursuant to the term loan, the interest rate for this level of drawdown is 9.0%.

Chairman and Chief Executive Officer, Craig McKenzie, said, “With the new credit facility and cash release from the joint ventures, we improve our balance sheet strength and fully fund our growth at Pioneer. The Pioneer Terminal expansion project remains on schedule and on budget for a year-end start-up despite the inclimate weather conditions we continue to face.”

About Dakota Plains Holdings, Inc.

Dakota Plains is an integrated midstream energy company, which competes through its 50/50 joint ventures to provide customers with crude oil offtake services that include marketing, transloading and trucking of crude oil and related products. Direct and indirect company assets include a proprietary trucking fleet, approximately 1,100 railroad tank cars, and the Pioneer Crude-By-Rail Terminal transloading facility centrally located in Mountrail County, North Dakota, for Bakken and Three Forks related E&P activity. For more corporate information please visit: www.dakotaplains.com.

Cautionary Note Regarding Forward Looking Statements

This announcement contains forward-looking statements that reflect the current views of Dakota Plains, including, but not limited to, statements regarding our future growth and plans for our business and operations. We do not undertake to update our forward-looking statements. These statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of lack of diversification, dependency upon strategic relationships, dependency on a limited number of major customers, competition for the loading, marketing and transporting of crude oil and related products, difficulty in obtaining additional capital that will be needed to implement business plans, difficulties in attracting and retaining talented personnel, risks associated with building and operating a transloading facility, changes in commodity prices and the demand for crude oil and natural gas, competition from other energy sources, inability to obtain necessary facilities, difficulty in obtaining crude oil to transport, increases in our operating expenses, an economic downturn or change in government policy that negatively impacts demand for our services, penalties we may incur, costs imposed by environmental laws and regulations, inability to obtain or maintain necessary licenses, challenges to our properties, technological unavailability or obsolescence, and future acts of terrorism or war, as well as the threat of war and other factors described from time to time in the company’s reports filed with the U.S. Securities and Exchange Commission, including our annual report on Form 10-K, filed March 14, 2013, as may be amended and supplemented by subsequent reports from time to time.

For more information, please contact:

Company Contact	Investor Contact
Tim Brady, CFO	Peter Seltzberg, Hayden IR
tbrady@dakotaplains.com	peter@haydenir.com
Phone: 952.473.9950	Phone: 646.415.8972
www.dakotaplains.com	www.haydenir.com

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